Exhibit 11.1



                        IPC HOLDINGS, LTD. AND SUBSIDIARY
                    COMPARISON OF NET INCOME PER COMMON SHARE

                (Expressed in thousands of United States dollars)

--------------------------------------------------------------------------------


                                         Nine Months to        Nine Months to
                                       September 30, 1996    September 30, 1995
                                       ------------------    ------------------
                                          (unaudited)            (audited)


Net income                                  $69,466                $46,773

Weighted Average Common
   Shares Outstanding                    25,000,000             25,000,000<F1>

Dilutive Effect of Share Options          1,071,231                559,016<F1>
                                          ---------                -------

    Total                                26,071,231             25,559,016<F1>
                                         ----------             ----------

Net income per Common Share (basic)           $2.78                  $1.87<F1>
Net income per Common Share
   (fully diluted basis)                      $2.66                  $1.83<F1>

  <F1>
  Pro Forma (See Note 4 to accompanying Consolidated Financial Statements)



                                       12